Exhibit 99.2

Dear Shareholder:

We are pleased to inform you that in a transaction consummated on August 28, 2009, First Guaranty Bancshares, Inc. raised $20.7 million of additional capital through issuing and selling to the United States Department of Treasury (“Treasury”) 2,069.9 shares of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Contemporaneous with this transaction, the Company also issued 103 shares of its newly designated Series B Preferred Stock to Treasury through a cashless exercise.

The Series A Preferred, which is generally non-voting, pays cumulative dividends of 5% per annum for five years and thereafter pays 9% per annum. The Series B Preferred Stock, which is also generally non-voting, pays cumulative dividends of 9% per annum. After three years, the company may, at its option, redeem the Series A Preferred at a pre-determined liquidation amount plus accrued and unpaid dividends. The Series A Preferred and the Series B Preferred Stock were issued in a private placement exempt from registration under the Securities Act of 1933, as amended. In so arranging the initial transaction in this fashion, expenses of issuance were greatly reduced.

Other benefits, besides bolstering capital and capital ratios, include:

•	Minimizing the potential dilution to current shareholders

•	Obtaining 30% more capital for the Company and the Bank at low cost, compared with raising a similar like amount in the capital markets

•	Preserving the flexibility to go to the capital markets at a future perhaps more advantageous time

•	Strong capitalization levels provide the basis, if not necessarily the means, to loan growth

•	Strong capitalization levels assist in managing credit and interest rate risk

•	Strong capitalization levels permit the company to respond appropriately to changing accounting conventions in asset valuations

We recognize that these benefits come with a cost, in the form of funding additional dividends on the newly issued Preferred Stock, but we believe that the benefits, both those realized now, as well as those that may arise in the future, outweigh the cost. Moreover, had we chosen not to raise the additional capital, this decision would have also imposed its own cost, including loss of flexibility as future growth opportunities present themselves.

As we have pointed out in recent communications, we have experienced rather dramatic growth in our deposits over the previous six quarters, as much as 30% in some year-to-year comparisons in recent months. Although June 30, 2009 quarter end numbers, compared with March 31, 2009 quarter end, declined, so too did our capital ratios, as we re-deployed deposits into different earning asset categories, decreasing our risk-based capital ratios quarter-to-quarter.

With the additional capital, we have an opportunity to look with renewed confidence at the Company’s future, in terms of having greater latitude to pro-actively respond to the current economic and regulatory environment. We also believe that directors, management and employees of the Company will look to the future with a renewed sense of optimism and enthusiasm, and we hope that our shareholders share in that outlook as well.

Sincerely,

/s/ Michael R. Sharp
Michael R. Sharp
President and CEO
First Guaranty Bancshares, Inc.

Special Note Regarding Forward-Looking Statements

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about a company’s anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects us from unwarranted litigation, if actual results are different from Management expectations. This discussion and analysis contains forward-looking statements and reflects Management’s current views and estimates of future economic circumstances, industry conditions, company performance and financial results. The words “may,” “should,” “expect,” “anticipate,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of factors and uncertainties, which could cause our actual results and experience to differ from the anticipated results and expectations, expressed in such forward-looking statements.